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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation/Organization
Tennessee Commerce Bank	Tennessee
Tennessee Commerce Bank Statutory Trust I	Delaware
Tennessee Commerce Bank Statutory Trust II	Delaware
TCB Commercial Asset Services, Inc.	Tennessee

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT